                                                                    Exhibit 99.1

                    [Horace Mann Educators Corporation Logo]

                                                        Dwayne D. Hallman
                                                        Senior Vice President -
                                                          Finance
                                                        Horace Mann Educators
                                                          Corporation
                                                        (217) 788-5708
                                                        www.horacemann.com

                           HORACE MANN REPORTS RESULTS
                           FOR FOURTH QUARTER AND YEAR

SPRINGFIELD, Ill., February 6, 2003 -- Horace Mann Educators Corporation (NYSE:HMN) today reported net income of $13.5 million, or 33 cents per share, for the fourth quarter ended December 31, 2002. Net income for the fourth quarter of 2001 was $4.8 million, or 12 cents per share. For the full year 2002, the company reported net income of $11.3 million, or 28 cents per share, which was adversely impacted by after-tax realized investment losses of $32.2 million. Net income was $25.6 million, or 63 cents per share, in 2001. All per-share amounts are stated on a diluted basis.

Horace Mann reported fourth quarter 2002 operating income, which is a non-GAAP financial measure defined by the company, of $12.4 million, or 30 cents per share, compared to $14.3 million, or 35 cents per share, for the same period in 2001. For the full year, operating income in 2002 was $48.7 million, or $1.18 per share, compared to $35.6 million, or 87 cents per share, in 2001. Operating income is defined by the company as net income before the after-tax impact of realized investment gains and losses and non-recurring items.

Non-recurring items in 2002 were comprised of restructuring charges, debt retirement costs and class action litigation charges. In 2001, non-recurring items were restructuring charges partially offset by an adjustment to the provision for prior years' taxes. Reconciliations of the company's operating income to net income are located on pages 2 and 3 of the numerical exhibit portion of this release.

"Horace Mann made substantial progress during 2002 in building strong revenue growth and enhancing profitability," said Louis G. Lower II, President and Chief Executive Officer of Horace Mann. "We achieved top-line growth for the third year in a row, driven by the continuing productivity gains of our growing agent force and the success of initiatives to expand our penetration of the educator market. We also realized substantial improvement in the profitability of our homeowners line during 2002, a direct result of our aggressive pricing and underwriting actions.

"Our 2002 results and generally positive operating trends support a full year 2003 operating income estimate of between $1.25 and $1.35 per share, which includes an approximate 9 cent reduction in per share operating earnings as a result of the company's previously disclosed fourth quarter 2002 capital transactions," Lower said. "This projection also anticipates further improvement in the property and casualty combined ratio mitigated by compression in our annuity margins and pressure on investment income."

In the current periods, net income and operating income benefited from positive developments in the company's property and casualty segment including: the impact of rate increases on earned premiums; improved 2002 accident year loss trends; lower weather-related losses; and the company's restructuring of its Massachusetts automobile business. In addition, net income and operating income in 2002 benefited from the January 1, 2002 discontinuance of goodwill amortization.

These positive prior year comparisons were partially offset by adverse development of property and casualty prior years' reserves, which resulted in after-tax charges of $9.9 million and $15.6 million for the three and twelve months ended December 31, 2002, respectively. 2002 operating earnings also were negatively affected by (1) decreases in investment income due to lost income related to investment credit issues and declining interest rates, (2) tightening margins on variable annuities resulting from adverse market conditions, and (3) higher company-wide operating expenses resulting primarily from transition costs related to changes in the company's retirement plans and higher employee incentive compensation expenses in 2002.

Return on equity based on net income was 2 percent for the year ended December 31, 2002.

Results of Operations
Core lines premiums written and contract deposits increased 9 percent and 6 percent compared to the fourth quarter and twelve months of 2001, respectively, excluding $5.5 million and $18.9 million of Massachusetts voluntary automobile premiums written in the respective 2001 periods. The growth resulted from continued strong gains in the annuity segment and rate increases in the property and automobile lines.

Average agent productivity for all lines of business increased 7 percent compared to 2001. "Our investments in Horace Mann's proprietary agent force are yielding excellent dividends," Lower said. "Average agent productivity has increased significantly over the last two years due to our initiatives to recruit more-capable agents, train and equip them to compete successfully, and compensate them for generating new educator business. These actions also have contributed to improved agent retention which, coupled with successful recruiting of new agents, resulted in 6 percent growth in the agent force over the last 12 months - our most significant annual increase in total agent count in eight years," he said. At December 31, 2002, the agent count totaled 922.

        Property and Casualty
Written premiums for voluntary property and casualty insurance increased 10 percent in the current quarter and 7 percent for the full year, adjusted for Massachusetts automobile. The growth was a result of increases in average written premium per policy of approximately 6 percent for automobile and 14 percent for homeowners in the last twelve months. Excluding Massachusetts, the number of automobile policies in force was equal to a year earlier, while homeowners policies in force decreased by 3 percent.

Fourth quarter 2002 operating income for the property and casualty segment was $3.8 million, compared to $5.0 million for the same period in 2001. For the full year, operating income for the segment was $19.9 million, compared to $5.2 million a year ago. Horace Mann's property and casualty statutory combined ratio was 104.8 percent for the fourth quarter of 2002, compared to 104.4 percent a year earlier. For the twelve months, the combined ratio was 103.6 percent, compared to 106.8 percent in 2001.

In the fourth quarter of 2002, favorable current accident year loss trends were partially offset by adverse prior years' property and casualty reserve development of $9.9 million after tax, which represented 11.4 percentage points of the statutory combined ratio. For the full year 2002, adverse development of prior years' reserves totaled $15.6 million after tax, representing 4.6 percentage points of the combined ratio. This reserve strengthening related primarily to (1) automobile loss reserves from accident years 2001 and years prior to 1997 and (2) loss adjustment expense reserves from the 2001 and 1999 accident years for both automobile and homeowners. In 2001, adverse development of property and casualty prior year's reserves of $3.0 million and $10.7 million after tax for the quarter and full year, respectively, contributed 3.6 and 3.2 percentage points to the combined ratios for the respective periods.

The voluntary automobile statutory loss ratio for the fourth quarter of 2002 was
77.6 percent, compared to 77.8 percent for the same period in 2001. For the full year, the voluntary automobile loss ratio was 77.0 percent, including 0.4 percentage points attributable to class action litigation, compared to 78.8 percent for the prior year. The increase in average voluntary automobile premium in 2002 exceeded the increase in average current accident year loss costs.

The property statutory loss ratio of 73.5 percent for the fourth quarter of 2002 improved 7.1 percentage points from the same period in 2001, reflecting lower weather-related losses, an increase in average premium per policy and the positive effects of loss containment initiatives. For the twelve months, the property loss ratio of 81.0 percent improved 16.0 percentage points compared to 2001.

The property and casualty statutory expense ratio increased 1.8 percentage points for the quarter and 2.8 percentage points for the full year. On a statutory accounting basis the property and casualty expense ratio reflected severance and other charges recorded in the third quarter related to the restructuring of the property and casualty claims operation, which represented
0.8 percentage points for the twelve months ended December 31, 2002. These non-operating charges are further described later in this release. In addition, the expense ratio reflected this segment's portion of the increase in company-wide operating expenses described earlier as well as higher automobile new business commissions and the required statutory classification of escrowed North Carolina rate dispute amounts, representing 0.7 and 0.4 percentage points of the quarterly and full year expense ratios, respectively.

        Annuity
New annuity deposits increased 11 percent in the current quarter and 9 percent for the full year, with the annual growth primarily reflecting an increase in new scheduled annuity deposits. New single premium and rollover deposits increased 29 percent and 10 percent for the quarter and year, respectively. At December 31, 2002, cash value retention for fixed and variable annuities for the prior 12 months was 94 percent and 92 percent, compared to 93 percent and 92 percent, respectively, a year earlier. The number of annuity contracts outstanding increased 6 percent over that 12 month period.

New annuity sales by Horace Mann agents increased 6 percent in the quarter. Total annuity sales were up 17 percent for the same period, reflecting the positive impact of Horace Mann's growing independent agent distribution initiative.

"This new channel exceeded our targets in 2002 and represents a significant growth opportunity in 2003 and beyond," Lower said. "In Chicago, independent agents have sold approximately 1,600 new flexible premium contracts to public school employees since we launched the program in April, representing more than $7 million in contract deposits on an annual basis. In addition to our Chicago initiative, nearly $3 million in annualized contract deposits was generated in the fourth quarter through independent agents in other markets across the country."

Annuity segment operating income was $4.7 million for the fourth quarter of 2002, compared to $5.8 million for the same period in 2001. For the full year, annuity operating income was $17.0 million, compared to $20.6 million for the prior year. In both periods, 2002 earnings were adversely impacted by reductions in investment income, due to lost income related to investment credit issues and declining interest rates, and the increase in company-wide operating expenses described above. In addition, valuation of annuity segment deferred acquisition costs and value of acquired insurance in force at December 31, 2002 resulted in an after-tax decrease in amortization of $0.8 million for the current quarter, reflecting improvement in business persistency and the impact of realized investment losses. For the full year, the valuation had a minimal net impact on amortization, as lower than expected market appreciation was offset by the impact of realized investment losses and improvement in business persistency. Similar valuations a year earlier decreased after-tax amortization $0.9 million for the fourth quarter and $0.5 million for the year. A reduction in reserves for guaranteed minimum death benefits (GMDB) increased after-tax operating income by $0.1 million in the current quarter. For the full year, an increase in the GMDB reserves reduced after-tax income by $0.3 million. Also, current period annuity operating income benefited from a $0.6 million after-tax reduction in liabilities for contracts on payout status. Variable annuity fee income decreased slightly compared to the prior year, with adverse market conditions more than offsetting the growth in annuity deposits and improved retention.

        Life
Life segment insurance premiums and contract deposits increased slightly for the current quarter and declined 4 percent for the twelve months, compared to the same periods a year earlier, with the full year reflecting a decrease in both new business and interest-sensitive life product deposits. Life segment operating income was $5.4 million for the fourth quarter of 2002 and $18.9 million for the full year, each comparable to the prior year. Valuation of life segment deferred acquisition costs at December 31, 2002 resulted in an increase in amortization of $0.3 million after tax for the quarter and a reduction in amortization of $0.3 million after tax for the year, due to the impact of realized investment gains and losses. In the prior year, amortization decreased $0.6 million after tax for both the quarter and full year as a result of the valuation.

Realized Investment Gains and Losses
For the fourth quarter of 2002, after-tax realized investment gains were $1.6 million, reflecting gains from portfolio sale transactions partially offset by after-tax fixed income security impairment charges of $1.9 million. For the full year, after-tax realized investment losses totaled $32.2 million, significantly impacted by communications sector impairment losses. In 2001, after-tax realized investment losses were $4.6 million and $6.5 million for the three and twelve months ended December 31, respectively.

Non-Recurring Items
In 2002 and 2001, the company recorded restructuring charges related to changes in its property and casualty segment. Charges of $2.7 million after tax, or 7 cents per share, for severance and other costs related to closure of certain property and casualty claims offices were recorded in the third quarter of 2002 as a non-operating income restructuring charge. In the fourth quarter of 2001, the company recorded charges of $4.8 million after tax, or 12 cents per share, related to actions to restructure its presence in the Massachusetts automobile market, also reported as a non-operating income restructuring charge.

In May, September and October 2002, the company used a portion of the proceeds from the sale of its Senior Convertible Notes to repay the outstanding balance under its former bank credit agreement and to repurchase $71.4 million of its outstanding Senior Notes and $53.0 million aggregate principal amount, $25.2 million carrying value, of its outstanding Senior Convertible Notes. As previously announced, in December 2002 the company also repurchased an additional $56.0 million aggregate principal amount, $26.6 million carrying value, of its outstanding Senior Convertible Notes. As consideration for this repurchase, the company issued 1.8 million shares of its common stock. Repurchases in the fourth quarter of 2002 resulted in an after-tax charge of $0.5 million, or 1 cent per share, which was reflected in net income. For the full year, debt retirement costs represented an after-tax charge to net income of $1.5 million, or 4 cents per share.

As of December 31, 2002, the company had total outstanding debt of $144.7 million, consisting of $28.6 million of Senior Notes and $116.1 million of Senior Convertible Notes.

In June 2002, the company recorded an after-tax charge of $1.0 million to net income, representing the company's best estimate of the costs of resolving class action lawsuits related to diminished value brought against the company. And, net income for the full year 2001 reflected non-operating federal income tax benefits of $1.3 million.

Total shares outstanding on December 31, 2002 and 2001 were 42,691,244 and 40,735,625, respectively, with the increase due primarily to the issuance of shares in exchange for Senior Convertible Notes described above. The company has not repurchased shares of its common stock since the third quarter of 2000.

Book value per share was $12.39 at December 31, 2002, an increase of 10 percent compared to 12 months earlier, including the effects of unrealized investment gains and losses. Excluding unrealized investment gains and losses, book value per share decreased slightly compared to December 31, 2001.

Horace Mann -- the largest national multiline insurance company focusing on the financial needs of educators and their families -- provides retirement annuities, auto, life and property insurance, and other financial solutions. Founded by educators for educators in 1945, the company is headquartered in Springfield, Ill. Horace Mann is publicly traded on the New York Stock Exchange (ticker symbol HMN). For more information, visit www.horacemann.com.

Statements included in this news release that are not historical in nature are forward-looking within the meaning of the Private Securities Litigation Reform Act of 1995 and are subject to certain risks and uncertainties. Horace Mann undertakes no obligation to publicly update or revise any forward-looking statements, whether as the result of new information, future events or otherwise. Information concerning factors that could cause actual results to differ materially from those in forward-looking statements is contained from time to time in the company's public filings with the Securities and Exchange Commission.

                                      # # #

                        HORACE MANN EDUCATORS CORPORATION
                        Highlights and Digest of Earnings
                  (Dollars in Millions, Except Per Share Data)

                                                               Quarter Ended                        Year Ended
                                                                December 31,                       December 31,
                                                          -----------------------             -----------------------
                                                             2002         2001      % Change     2002         2001      % Change
                                                          ----------   ----------   --------  ----------   ----------   --------
HIGHLIGHTS

Operations

Insurance premiums written
  and contract deposits
    Core lines (A)                                        $    233.8   $    220.2       6.2%  $    887.6   $    852.9       4.1%
    Core lines, excluding Massachusetts
      automobile (A)                                           233.8        214.7       8.9%       887.6        834.0       6.4%
    Total (A)                                                  236.3        225.3       4.9%       899.3        875.6       2.7%
    Total, excluding Massachusetts automobile (A)              236.5        217.8       8.6%       898.1        848.9       5.8%

Operating income (B)                                            12.4         14.3     -13.3%        48.7         35.6      36.8%

Return on equity (C)                                                                                 2.4%         5.6%

Property & Casualty statutory
  combined ratio (D)                                           104.8%       104.4%                 103.6%       106.8%

Property & Casualty statutory combined
  ratio before catastrophes (D)                                100.3%       104.1%                 101.3%       104.6%

Experienced agents                                                                                   527          553      -4.7%
Financed agents                                                                                      395          314      25.8%
  Total agents                                                                                       922          867       6.3%

Per Share

Operating income (B)
  Basic                                                   $     0.30   $     0.35     -14.3%  $     1.19   $     0.88      35.2%
  Diluted                                                 $     0.30   $     0.35     -14.3%  $     1.18   $     0.87      35.6%

Operating income before amortization
  of intangible assets - diluted                          $     0.32   $     0.34      -5.9%  $     1.27   $     0.96      32.3%

Dividends paid                                            $    0.105   $    0.105         -   $     0.42   $     0.42         -

Book value (E)                                                                                $    12.39   $    11.27       9.9%

Financial Position

Total assets                                                                                  $  4,518.3   $  4,489.0       0.7%
Short-term debt                                                                                        -         53.0
Long-term debt                                                                                     144.7         99.8
Total shareholders' equity                                                                         528.8        459.2      15.2%



DIGEST OF EARNINGS

Net income                                                $     13.5   $      4.8             $     11.3   $     25.6     -55.9%

Earnings per share:
  Basic                                                   $     0.33   $     0.12             $     0.28   $     0.63     -55.6%
  Diluted                                                 $     0.33   $     0.12             $     0.28   $     0.63     -55.6%

(A) Effective December 31, 2001, Horace Mann ceased writing automobile insurance policies in Massachusetts. See footnote (A) on page 2 for quantification.
(B) A non-GAAP financial measure defined by the company as net income before the after-tax impact of realized investment gains and losses, restructuring charges, debt retirement costs, litigation charges and adjustment to the provision for prior years' taxes.
(C)  Based on 12-month net income and average quarter-end shareholders' equity.
(D)  Includes non-recurring statutory accounting charges, described in footnotes
     (B) and (C) on page 4, which are attributed to the Corporate and Other segment for GAAP segment reporting. In total, these non-recurring charges increased the statutory combined ratio by 1.1 percentage points for the year ended December 31, 2002.
(E) Before the market value adjustment for investments, book value per share was $10.50 at December 31, 2002 and $10.62 at December 31, 2001. Ending shares outstanding were 42,691,244 at December 31, 2002 and 40,735,625 at December 31, 2001.

                        HORACE MANN EDUCATORS CORPORATION
                 Statements of Operations and Earnings Per Share
                  (Dollars in Millions, Except Per Share Data)

                                                               Quarter Ended                        Year Ended
                                                                December 31,                       December 31,
                                                          -----------------------             -----------------------
                                                             2002         2001      % Change     2002         2001      % Change
                                                          ----------   ----------   --------  ----------   ----------   --------
Statements of Operations

Insurance premiums written
   and contract deposits (A)                              $    236.3   $    225.3       4.9%  $    899.3   $    875.6        2.7%

Insurance premiums and
   contract charges earned (A)                            $    159.7   $    158.2       0.9%  $    625.2   $    615.2        1.6%
Net investment income                                           48.4         50.8                  196.0        199.3
Realized investment gains (losses)                               2.5         (7.1)                 (49.4)       (10.0)
       Total revenues                                          210.6        201.9                  771.8        804.5

Benefits, claims and settlement expenses                       112.7        114.2                  450.9        475.6
Interest credited                                               25.3         24.1                   98.4         96.5
Policy acquisition expenses amortized                           15.5         16.0                   61.3         58.0
Operating expenses                                              34.9         36.5                  131.2        123.7
Amortization of intangible assets                                1.1         (0.3)                   5.7          5.8
Interest expense                                                 1.8          2.1                    8.5          9.3
Restructuring charges                                              -          7.5                    4.2          7.3
Debt retirement costs                                            0.8            -                    2.3            -
Litigation charges                                                 -            -                    1.6            -
       Total benefits, losses and expenses                     192.1        200.1                  764.1        776.2

Income before income taxes                                      18.5          1.8                    7.7         28.3      -72.8%
   Income tax expense (benefit)                                  5.0         (3.0)                  (3.6)         4.0
   Adjustment to the provision for prior years'
     taxes                                                         -            -                      -         (1.3)
Net income                                                $     13.5   $      4.8             $     11.3   $     25.6      -55.9%


Operating income (B)                                      $     12.4   $     14.3     -13.3%  $     48.7   $     35.6       36.8%



Earnings Per Share

Diluted

   Operating income (B)                                   $     0.30   $     0.35     -14.3%  $     1.18   $     0.87       35.6%
       Realized investment gains (losses)                 $     0.04       ($0.11)                ($0.77)      ($0.15)
       Restructing charges                                         -       ($0.12)                ($0.07)      ($0.12)
       Debt retirement costs                                  ($0.01)           -                 ($0.04)           -
       Litigation charges                                          -            -                 ($0.02)           -
       Adjustment to the provision for prior years'
         taxes                                                     -            -                      -   $     0.03
   Net income                                             $     0.33   $     0.12             $     0.28   $     0.63      -55.6%

   Common and equivalent shares -
       weighted average                                         41.5         41.0                   41.2         40.9



(A)    Effective December 31, 2001, Horace Mann ceased
       writing automobile insurance policies in
       Massachusetts. This business represented the
       following amounts for the periods indicated:
          Premiums written
             Voluntary automobile and core lines                   -   $      5.5                      -   $     18.9
             Total                                             ($0.2)         7.5             $      1.2         26.7
          Premiums earned
             Voluntary automobile and core lines                 0.6          5.2                    9.9         18.3
             Total                                               1.3          7.1                   15.6         26.4
          Policies in force (in thousands)
             Voluntary automobile                                                                      -           23

(B) A non-GAAP financial measure defined by the company as net income before the after-tax impact of realized investment gains and losses, restructuring charges, debt retirement costs, litigation charges and adjustment to the provision for prior years' taxes.

                        HORACE MANN EDUCATORS CORPORATION
                       Supplemental GAAP Consolidated Data
                  (Dollars in Millions, Except Per Share Data)


                                                                       Quarter Ended                        Year Ended
                                                                        December 31,                       December 31,
                                                                      ----------------                   ----------------
                                                                       2002      2001    % Change         2002      2001    % Change
                                                                      ------    ------   --------        ------    ------   --------
Analysis of Premiums Written
    and Contract Deposits

Automobile and property (voluntary) (A)                               $131.1    $124.9      5.0%         $513.2    $496.6      3.3%
      Excluding Massachusetts automobile (A)                           131.1     119.4      9.8%          513.2     477.7      7.4%

Annuity deposits                                                        71.3      64.2     11.1%          261.5     239.1      9.4%

Life insurance                                                          31.4      31.1      1.0%          112.9     117.2     -3.7%

          Subtotal - core lines (A)                                    233.8     220.2      6.2%          887.6     852.9      4.1%
          Subtotal - core lines, excluding
              Massachusetts automobile (A)                             233.8     214.7      8.9%          887.6     834.0      6.4%

Involuntary and other property & casualty (A)                            2.5       5.1                     11.7      22.7

          Total (A)                                                    236.3     225.3      4.9%          899.3     875.6      2.7%
          Total, excluding Massachusetts automobile (A)                236.5     217.8      8.6%          898.1     848.9      5.8%




Analysis of Net Income

Insurance operating income (B)

      Property & Casualty
          Before catastrophes                                         $  7.7    $  5.3     45.3%         $ 27.7    $ 12.5
          Catastrophe losses, after tax                                 (3.9)     (0.3)                    (7.8)     (7.3)

              Total Property & Casualty                                  3.8       5.0    -24.0%           19.9       5.2

      Annuity                                                            4.7       5.8    -19.0%           17.0      20.6    -17.5%

      Life                                                               5.4       5.5     -1.8%           18.9      18.7      1.1%

      Corporate and other                                               (0.4)     (0.7)                    (1.6)     (3.0)

                  Total insurance operating income (B)                  13.5      15.6    -13.5%           54.2      41.5     30.6%

Interest expense, after tax                                             (1.1)     (1.3)                    (5.5)     (5.9)

                  Total operating income (B)                            12.4      14.3    -13.3%           48.7      35.6     36.8%

Realized investment gains (losses), after tax                            1.6      (4.6)                   (32.2)     (6.5)
Restructuring charges, after tax                                           -      (4.9)                    (2.7)     (4.8)
Debt retirement costs, after tax                                        (0.5)        -                     (1.5)        -
Litigation charges, after tax                                              -         -                     (1.0)        -
Adjustment to the provision for prior years' taxes                         -         -                        -       1.3

                  Net income                                            13.5       4.8                     11.3      25.6    -55.9%


Net income before catastrophes                                        $ 17.4    $  5.1                   $ 19.1    $ 32.9    -41.9%
      Per share - diluted                                             $ 0.42    $ 0.13                   $ 0.47    $ 0.81    -42.0%

Operating income per share - diluted (B)                              $ 0.30    $ 0.35    -14.3%         $ 1.18    $ 0.87     35.6%

Operating income before catastrophes                                  $ 16.3    $ 14.6     11.6%         $ 56.5    $ 42.9     31.7%
      Per share - diluted                                             $ 0.39    $ 0.36      8.3%         $ 1.37    $ 1.05     30.5%

(A) Effective December 31, 2001, Horace Mann ceased writing automobile insurance policies in Massachusetts. See footnote (A) on page 2 for quantification.
(B) A non-GAAP financial measure defined by the company as net income before the after-tax impact of realized investment gains and losses, restructuring charges, debt retirement costs, litigation charges and adjustment to the provision for prior years' taxes.

                        HORACE MANN EDUCATORS CORPORATION
                     Supplemental Business Segment Overview
                              (Dollars in Millions)

                                                                    Quarter Ended                        Year Ended
                                                                     December 31,                       December 31,
                                                                  -------------------                 ------------------
                                                                   2002         2001      % Change     2002        2001   % Change
                                                                  ------       ------     --------    ------      ------  --------
Property & Casualty

Premiums written (A)                                              $133.6       $130.0        2.8%     $524.9      $519.3     1.1%
Premiums earned (A)                                                132.8        131.4        1.1%      519.6       508.3     2.2%
Net investment income                                                8.8         10.1      -12.9%       35.2        37.7    -6.6%
Losses and loss adjustment expenses                                104.5        104.7                  410.2       433.3
Operating expenses (includes policy
   acquisition expenses amortized)                                  32.9         31.5                  120.8       110.8
Operating income (loss) before tax                                   4.2          5.3                   23.8         1.9
Operating income                                                     3.8          5.0      -24.0%       19.9         5.2

Net investment income, after tax                                     6.9          7.5       -8.0%       27.1        28.8    -5.9%

Catastrophe losses, after tax                                        3.9          0.3                    7.8         7.3

Statutory operating statistics:
      Loss and loss adjustment expense ratio                        78.3%        79.7%                  79.2%       85.2%
      Expense ratio                                                 26.5%        24.7%                  24.4%       21.6%
      Combined ratio                                               104.8%       104.4%                 103.6%      106.8%
          Expense ratio impact of restructuring charges (B)            -            -                    0.8%          -
          Loss ratio impact of litigation charges (C)                  -            -                    0.3%          -
      Combined ratio before catastrophes                           100.3%       104.1%                 101.3%      104.6%

Automobile and property detail:
      Premiums written (voluntary) (A)                            $131.1       $124.9        5.0%     $513.2      $496.6     3.3%
          Automobile, excluding Massachusetts (A)                   95.5         88.5        7.9%      376.8       351.9     7.1%
          Automobile, including Massachusetts (A)                   95.5         94.0        1.6%      376.8       370.8     1.6%
          Property                                                  35.6         30.9       15.2%      136.4       125.8     8.4%

      Premiums earned (voluntary) (A)                              127.6        124.5        2.5%      504.3       485.5     3.9%
          Automobile (A)                                            94.0         93.4        0.6%      375.2       365.8     2.6%
          Property                                                  33.6         31.1        8.0%      129.1       119.7     7.9%

      Policies in force (voluntary) (in thousands) (A)                                                   857         888    -3.5%
          Automobile, excluding Massachusetts (A)                                                        573         573       -
          Automobile, including Massachusetts (A)                                                        573         596    -3.9%
          Property                                                                                       284         292    -2.7%

      Voluntary automobile statutory operating statistics:
          Loss and loss adjustment expense ratio                    77.6%        77.8%                  77.0%       78.8%
          Expense ratio                                             26.1%        23.8%                  24.8%       21.3%
          Combined ratio                                           103.7%       101.6%                 101.8%      100.1%
              Expense ratio impact of restructuring charges (B)        -            -                    0.9%          -
              Loss ratio impact of litigation charges (C)              -            -                    0.4%          -
          Combined ratio before catastrophes                       103.2%       100.4%                 101.2%       98.9%

      Total property statutory operating statistics:
          Loss and loss adjustment expense ratio                    73.5%        80.6%                  81.0%       97.0%
          Expense ratio                                             25.3%        24.5%                  22.9%       21.5%
          Combined ratio                                            98.8%       105.1%                 103.9%      118.5%
              Expense ratio impact of restructuring charges (B)        -            -                    0.7%           -

          Combined ratio before catastrophes                        83.6%       107.3%                  96.4%      113.0%

Prior years' reserves favorable development
      (strengthening), pretax
          Voluntary automobile, including (C)                     ($10.1)       ($3.9)                ($15.5)      ($7.4)
          Total property                                            (3.1)        (1.4)                  (4.2)       (3.8)
          Other property and casualty                               (2.0)         0.6                   (4.3)       (5.3)
              Total, including (C)                                 (15.2)        (4.7)                 (24.0)      (16.5)

(A) Effective December 31, 2001, Horace Mann ceased writing automobile insurance policies in Massachusetts. See footnote (A) on page 2 for quantification.
(B) Represents a $4.2 million pretax statutory accounting charge for claims restructuring costs for the year ended December 31, 2002 which was recorded in the third quarter of 2002. $3.3 million was charged to voluntary automobile, and $0.9 million was charged to property.
(C) Represents a $1.6 million pretax statutory accounting charge for class action litigation for the year ended December 31, 2002 which was recorded in the second quarter of 2002.

                        HORACE MANN EDUCATORS CORPORATION
                     Supplemental Business Segment Overview
                              (Dollars in Millions)

                                                                Quarter Ended                           Year Ended
                                                                  December 31,                         December 31,
                                                          ------------------------                --------------------
                                                             2002           2001    % Change       2002         2001     % Change
                                                          ----------      --------  --------      -------      -------   --------
Annuity

Contract deposits                                            $71.3        $ 64.2       11.1%    $  261.5      $  239.1       9.4%
      Variable                                                32.5          29.8        9.1%       120.3         117.0       2.8%
      Fixed                                                   38.8          34.4       12.8%       141.2         122.1      15.6%
Contract charges earned                                        3.3           3.5       -5.7%        14.2          14.9      -4.7%
Net investment income                                         26.5          27.2       -2.6%       107.7         107.7         -
Net interest margin
      (without realized gains)                                 8.9          10.2                    39.3          39.8
Net margin (includes fees and
      contract charges earned)                                12.7          14.2      -10.6%        55.5          57.0      -2.6%
Mortality gain (loss) and other reserve changes                1.1           0.4                    (0.8)          0.9
Operating expenses (includes policy
      acquisition expenses amortized)                          6.4           7.1                    27.5          24.9
Operating income before tax and
      amortization of intangible assets                        7.4           7.5       -1.3%        27.2          33.0     -17.6%
Amortization of intangible assets                              0.7          (1.1)                    4.0           2.3
Operating income before tax                                    6.7           8.6                    23.2          30.7
Operating income                                               4.7           5.8      -19.0%        17.0          20.6     -17.5%

Annuity contracts in force (in thousands)                                                            147           139       5.8%
Cash value on deposit                                                                           $2,359.4      $2,402.1      -1.8%
      Variable                                                                                     853.4       1,008.4     -15.4%
      Fixed                                                                                      1,506.0       1,393.7       8.1%
Annuity deposit retention - 12 months
      Variable accumulations                                                                        92.1%         92.4%
      Fixed accumulations                                                                           94.0%         93.4%


Life

Premiums and contract deposits                               $31.4        $ 31.1        1.0%    $  112.9      $  117.2      -3.7%
Premiums and contract
      charges earned                                          23.6          23.3        1.3%        91.4          92.0      -0.7%
Net investment income                                         13.3          13.8       -3.6%        53.9          55.2      -2.4%
Operating income before tax                                    8.3           8.4                    29.2          28.9
Operating income                                               5.4           5.5       -1.8%        18.9          18.7       1.1%

Life policies in force (in thousands)                                                                264           274      -3.6%
Life insurance in force (in millions)                                                           $ 13,197      $ 13,216      -0.1%
Lapse ratio - 12 months
      (Ordinary life insurance)                                                                      9.1%          9.1%


Corporate and Other

Interest expense, before tax                                 $ 1.8        $  2.1                $    8.5      $    9.3
Operating loss before tax                                     (2.4)         (5.9)                  (11.0)        (15.9)
Operating loss                                                (1.5)         (2.0)                   (7.1)         (8.9)
Realized investment losses, after tax                          1.6          (4.6)                  (32.2)         (6.5)
Restructuring charges, after tax                                 -          (4.9)                   (2.7)         (4.8)
Debt retirement costs, after tax                              (0.5)            -                    (1.5)            -
Litigation charges, after tax                                    -             -                    (1.0)            -
Adjustment to the provision for prior years' taxes               -             -                       -           1.3
Net loss                                                      (0.4)        (11.5)                  (44.5)        (18.9)

Experienced agents                                                                                   527           553      -4.7%
Financed agents                                                                                      395           314      25.8%
Total agents                                                                                         922           867       6.3%

                        HORACE MANN EDUCATORS CORPORATION
                     Supplemental Business Segment Overview
                              (Dollars in Millions)

                                                                Quarter Ended                    Year Ended
                                                                 December 31,                   December 31,
                                                             -------------------            ---------------------
                                                               2002        2001   % Change    2002         2001     % Change
                                                             --------    -------  --------  --------    ---------   --------
Investments

Annuity and Life
  Fixed maturities, at market
    (amortized cost 2002, $2,291.4; 2001, $2,173.2)                                         $2,397.3    $2,205.6
  Mortgage loans and real estate                                                                 4.9        10.6
  Short-term investments                                                                        52.6        26.0
  Short-term investments, securities lending collateral                                          1.3        97.9
  Policy loans and other                                                                        69.1        65.6
                                                                                            ---------------------
       Total Annuity and Life investments                                                    2,525.2     2,405.7       5.0%

Property & Casualty
  Fixed maturities, at market
    (amortized cost 2002, $567.6; 2001, $553.6)                                                593.9       564.3
  Short-term investments                                                                         5.0         3.7
  Short-term investments, securities lending collateral                                          2.6         0.5
  Other                                                                                          0.3         0.4
                                                                                            ---------------------
       Total Property & Casualty investments                                                   601.8       568.9       5.8%

Corporate investments                                                                            3.5         1.1

          Total investments                                                                  3,130.5     2,975.7       5.2%

Net investment income
  Before tax                                                   $48.4      $50.8     -4.7%   $  196.0    $  199.3      -1.7%
  After tax                                                     32.7       34.0     -3.8%      131.7       133.8      -1.6%

Realized investment gains (losses) by
investment portfolio included in
Corporate & Other segment income
  Property & Casualty                                              -      ($1.0)              ($16.1)      ($3.4)
  Annuity                                                      ($3.1)      (9.4)               (24.9)       (6.9)
  Life                                                           5.6        3.0                 (8.0)        0.1
  Corporate and Other                                              -        0.3                 (0.4)        0.2
       Total, before tax                                         2.5       (7.1)               (49.4)      (10.0)
       Total, after tax                                          1.6       (4.6)               (32.2)       (6.5)

Other Information

End of period goodwill asset                                                                $   47.4    $   47.4

End of period property and casualty net reserves as of:

  December 31, 2002                                                                         $  272.6
  September 30, 2002                                                                           273.2
  June 30, 2002                                                                                273.5
  March 31, 2002                                                                               270.5
  December 31, 2001                                                                            272.0
  September 30, 2001                                                                           274.6
  June 30, 2001                                                                                271.6
  March 31, 2001                                                                               248.6
  December 31, 2000                                                                            249.8
  September 30, 2000                                                                           226.9
  June 30, 2000                                                                                228.8
  March 31, 2000                                                                               225.3
  December 31, 1999                                                                            235.4